EXHIBIT 99.1

PRESS RELEASE

Contact Information:	Investors/Media:
Kite Realty Group Trust	Kite Realty Group Trust
Dan Sink, Chief Financial Officer	Adam Basch, Investor Relations
(317) 577-5609	317) 578-5161
dsink@kiterealty.com	abasch@kiterealty.com

Kite Realty Group Trust Announces Appointment
of Bart Peterson to its Board of Trustees

Indianapolis, Ind., November 12, 2013 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced the appointment of Bart Peterson to its Board of Trustees. Mr. Peterson currently serves as senior vice president of corporate affairs and communications and is a member of the executive committee at Eli Lilly and Company.

“We are delighted to welcome Bart Peterson to our Board of Trustees,” said John A. Kite, Chairman and Chief Executive Officer. “Bart’s significant background and stature as a business and civic leader fit extremely well with our current Board and make us an even stronger company.”

Prior to joining Eli Lilly, Mr. Peterson was Managing Director at Strategic Capital Partners, LLC from June 2008 to June 2009. During spring 2008, Mr. Peterson was a fellow with the Institute of Politics of Harvard University’s Kennedy School of Government. During the 2008-2009 academic year, Mr. Peterson was a Distinguished Visiting Professor of Public Policy at Ball State University. He continues as a fellow with the University’s Bowen Center for Public Affairs. From 2000 to 2007, Mr. Peterson served two terms as Mayor of Indianapolis, Indiana. He also served as President of the National League of Cities in 2007.  Mr. Peterson received a bachelor’s degree from Purdue University in 1980 and earned his law degree at the University of Michigan in 1983.

“I look forward to joining Kite Realty Group’s Board of Trustees at such an exciting time in its strategic execution,” said Mr. Peterson. “The Company has a strong management team and I’m excited to contribute to the opportunities ahead.”

 About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States.  At September 30, 2013, the Company owned interests in a portfolio of 62 operating and redevelopment properties totaling approximately 9.5 million square feet and three properties currently under development totaling 1.2 million square feet.